Nittany Financial Corp.
                              116 East College Ave.
                             State College, PA 16801


                                       Subject:   6 For 5 Stock Split

                                       Contact:   Samuel J. Malizia,
                                                  Chairman of the Board

                                                  David Z. Richards, Jr.
                                                  President & CEO
                                                  (814) 238-5724

                                       Date:      January 17, 2003


FOR IMMEDIATE RELEASE
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                   Nittany Financial To Pay 20% Stock Dividend

State College, Pennsylvania - Nittany Financial Corp. (OTC Stock Symbol: NTNY), parent holding company of Nittany Bank, Nittany Asset Management Inc., and Vantage Investment Advisors, LLC., announced that the Company's Board of Directors has declared a six-for-five stock split, payable in the form of a 20% stock dividend. The Company intends to effect the issuance of the 20% stock dividend on the Company's outstanding common stock, payable on or about February 15, 2003, to stockholders of record as of January 31, 2003.

Samuel J. Malizia, Chairman of the Board of the Company, stated that "The Board of Directors is very pleased to issue a 20% stock dividend, after issuing a 10% stock dividend for each of the two previous years. We expect this dividend, along with our ongoing business strategies, to enhance long-term shareholder value." President and CEO David Richards added that "The increased market value created by the Company's ongoing growth and profitability warrants the payment of the stock dividend. The Board of Directors will continue to periodically consider payment of additional stock dividends."

As a result of the Board's action, the 1,169,458 outstanding shares of the Company's common stock will increase by approximately 233,890 shares. As of December 31, 2002, the Company currently has total assets, deposits and stockholders equity of approximately $180 million, $157 million and $9.9 million, respectively, in only it's fourth full year of operation.

About Nittany Financial Corp.
Nittany Financial Corp. (OTC Ticker Symbol "NTNY") is the parent company for Nittany Bank, a federally chartered financial institution headquartered and operated solely in the State College market with $180 million in assets. Nittany Bank began operations in October, 1998 and currently operates four offices with 40 employees. Nittany Bank offers a full range of

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financial  services  through  its  four  offices,  five ATM's, telephone banking
(814-231-1800) and transactional internet banking site at www.NittanyBank.com.
                                                          -------------------
Deposits at Nittany Bank are insured up to the legal maximum amount by the Federal Deposit Insurance Corporation (FDIC).

The parent company, Nittany Financial Corp., also owns two investment subsidiaries. Nittany Asset Management Inc. offers retail investment products through the bank's four offices. Vantage Investment Advisors LLC., is a Registered Investment Advisory firm providing fee based investment management services. Vantage currently manages approximately $145 million in investments for small business retirement plans and individuals.